SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.   )

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                         THE BEAR STEARNS COMPANIES INC.
                (Name of Registrant as Specified In Its Charter)


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March 25, 2004



Ms. Sarah Johnson                     Nancy Florek
Artisan Partners                      Putnam Investment Management

Mr. Chris Hansen                      Nat Akyeampong
Deutsche Asset Management             Alliance Capital Management

Margaret Reed                         Gilbert Hahn
Westwood Capital                      Marvin & Palmer Associates, Inc.

Andrew Wellington                     Chris Martin
Neuberger Berman                      Investco Capital Management




Dear Shareholder,

Thank you for taking the time to review this material.

It is our understanding that many institutional holders of common stock of The Bear Stearns Companies Inc. (Bear Stearns or the Company) have engaged Institutional shareholder Services (ISS) as an advisor on their proxy voting.

ISS has indicated in their report on the Bear Stearns Proxy that they are recommending a "NO" vote on proposals 2, 3 and 4. These proposals are related to the equity-based plans that Bear Stearns uses to compensate its employees. In reviewing the report from ISS, we have noted that the reason that they are recommending a "NO" vote is that they believe that the cost of the Bear Stearns plans is too high for the shareholders. They base this on a model which they have built which measures Shareholder Value Transfer. This model measures the amount of value that the company transfers to its employees from having equity-based plans. In reviewing the model related to Bear Stearns we note that ISS believes that the ultimate value transferred by the Bear Stearns equity-based plans is between 30% and 41% which exceeds their suggested 12.66% cap based on our industry and company performance. We further noted that ISS arrives at this transfer amount by valuing the cost of both those restricted shares and stock options we may issue in the future and those restricted shares and stock options that we have already granted in the past.

The issue that we have with the ISS model is that they have not recognized how Bear Stearns compensates its employees. When Bear Stearns instituted its first equity-based plan in 1989 we did not offer it to employees as an additional benefit to their existing compensation; instead, we reduced the amount of cash compensation for the equity that was offered. Over the years, as we added other plans, which included the Capital Accumulation Plan, the Stock Award Plan and the Restricted Stock Unit Plan, we continued to reflect the awards under these plans as a reduction of the employees' cash compensation.

The management of the Company and the Compensation Committee of the Board of Directors felt it was important to have a significant portion of employees compensation delivered to them in the form of equity. The more senior the employee the more significant the amount delivered in equity. This is a common practice in the financial services industry, as you can see from the proxies and annual reports of our closest competitors.

In addition, we felt that it was important that these payments were made at the lowest cost possible to the Company. Therefore we continued to reduce the amount of cash compensation paid to our employees for the fair value of the restricted shares and stock options on the grant date. We also decided to acquire the shares underlying these awards in the open market. Every year, Bear Stearns goes into the open market and purchases enough stock to hedge the dilutive effect of all of its restricted shares and stock options. During the most recent fiscal year, Bear Stearns purchased almost 11 million shares for such purposes. Therefore, we have effectively made the employees pay for the restricted shares and stock options.

Based on the current shares and stock options held in the various plans, we have reduced compensation by approximately $2.1 billion for the restricted shares and stock options currently outstanding under each of these plans. This amount would basically offset the amount reflected in the Shareholder Value Transfer model prepared by ISS and would reduce the cost of the plans to an amount significantly lower than the 12.66% specific cap for our industry. Absent the shares issued in prior years ISS would have recommended a vote "FOR" each of these proposals.

We are confused that ISS would recommend a "NO" vote for these proposals based on the number of restricted shares and stock options granted in previous years. We would also like to point out that the plans that we are amending have been outstanding for a significant period of time (Capital Accumulation Plan - 1989, the Stock Award Plan - 1999 and the Restricted Stock Unit Plan - 2000) and with the exception of the Restricted Stock Unit Plan, each plan has previously been approved by both the shareholders and ISS. ISS has reviewed the plans and the amounts we have granted under these plans several times in the past few years and they have always ultimately recommended a vote "FOR" proxy proposals relating to the plans.

Based on this information we request that you incorporate this additional information as you make your voting decisions. If you have any questions about this or the Bear Stearns Proxy or if you need more information please do not hesitate to call me at 212-272-9251.

Thank you for your time and attention to this matter.

Sincerely,


/s/ Elizabeth Ventura
--------------------------------
Elizabeth Ventura
Senior Managing Director
Investor Relations and Corporate
 Communications
The Bear Stearns Companies Inc.

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